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EXHIBIT 12(a)


            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
      COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in millions)


                                                                     Nine
                                                                     Months
                                                                     Ended
                                        Year Ended December 31,     Sept. 30,
                            1989     1990     1991    1992     1993     1994
Earnings:
 1. Income (loss) before
     income taxes and
     cumulative effects
     of accounting
     changes             $ (815)  $  815   $  834   $  906  $1,550   $  733
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)       4,803    4,826    3,614    3,099   3,148    2,750
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates       14       47       31       40      30       33
 4. Earnings including
     interest on deposits 3,974    5,594    4,417    3,965   4,668    3,450
 5. Less: Interest on
           deposits       2,253    2,226    1,589    1,119   1,013      650
 6. Earnings excluding
     interest on deposits$1,721   $3,368   $2,828   $2,846  $3,655   $2,800

Fixed Charges:
 7. Interest Expense     $4,775   $4,799   $3,585   $3,072  $3,122   $2,730
 8. Estimated interest
     component of net
     rental expense          26       27       29       27      26       20
 9. Amortization of debt
     issuance expense         2        -        -        -       -        -
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest 4,803    4,826    3,614    3,099   3,148    2,750
11. Add: Capitalized
          interest            5        -        -        -       -        -
12. Total fixed charges   4,808    4,826    3,614    3,099   3,148    2,750
13. Less: Interest on
           deposits
           (Line 5)       2,253    2,226    1,589    1,119   1,013      650
14. Fixed charges excluding
     interest on deposits $2,555  $2,600   $2,025   $1,980  $2,135   $2,100

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)        0.83     1.16     1.22     1.28    1.48     1.25
  Excluding interest on
   deposits
   (Line 6/Line 14)        0.67     1.30     1.40     1.44    1.71     1.33

   For the year ended December 31, 1989, earnings, as defined above, did not cover fixed charges, including and excluding interest on deposits, by $834 million as a result of the 1989 special provision for refinancing country credit losses of $1.6 billion.
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